EXHIBIT 10.33

November 28, 2007

Mark McLaughlin

Dear Mark:

This will confirm that your employment with VeriSign, Inc., (“VeriSign” or the “Company”), will terminate effective December 1, 2007 (the “Termination Date”).

In an effort to assist you with your transition and to ensure an amicable and smooth separation, and in consideration for your acceptance of the terms and conditions of this Separation & General Release Agreement (the “Agreement”), VeriSign is prepared to offer you the separation package described below. To accept this Agreement, you must sign below where indicated either on or after the Termination Date and then return the signed Agreement to VeriSign within twenty-one (21) days after the Termination Date. For the purposes of this Agreement, the twenty-second date after the Termination Date is referred to below as the “Acceptance Expiration Date”.

1. Consulting. From the day after the Termination Date through December 1, 2008 (the “Consulting Period”), you will make yourself available at mutually agreeable times for up to two (2) business days per month to provide consulting services to VeriSign, performing such tasks as may be requested by the Chief Executive Officer. VeriSign will pay you a fee of $5,000 per month (the “Consulting Fee”) in arrears for such consulting services.

During the Consulting Period, (i) you will be an independent contractor, not a VeriSign employee; (ii) you will not be eligible to participate in any of the benefits programs offered by VeriSign to its employees, except to the extent that you may be eligible to continue benefits coverage under COBRA; and (iii) you will not have authority to enter into any commitment on behalf of any VeriSign Company. For the purposes of this Agreement, “VeriSign Company” means VeriSign or any of its subsidiaries or joint ventures to which it or its subsidiaries are a party.

2. Additional Consideration from VeriSign. In consideration for the covenants and promises herein and provided you accept and remain in compliance with the terms and conditions of this Agreement, you will be provided with the following benefits:

2.1 2007 Bonus. Subject to the terms and conditions for payment of corporate bonuses per the 2007 VeriSign Performance Plan generally applicable to employees for services rendered in 2007 (other than the requirement that you be employed by VeriSign on the bonus payment date), you will be eligible to receive up to 100% of your Target Bonus for 2007 (the “2007 Bonus”). Payment of the 2007 Bonus will be contingent upon your full compliance with your obligations under this Agreement at the time VeriSign issues 2007 corporate bonuses to its employees.

For the purpose of clarification, your Target Bonus amount for 2007 is sixty percent (60%) of your annual base salary. Your current annual base salary is $450,000. Therefore, your Target Bonus amount for 2007 is $270,000.

The exact amount of the 2007 Bonus that you will receive will be determined by VeriSign based on both your performance as well as the performance of the Company. The payment of the 2007 Bonus will be made at the time that VeriSign issues 2007 bonuses to its employees, which is expected to be in March of 2008.

2.2 Equity Acceleration. Within fifteen (15) days after the Effective Date of this Agreement (the “Acceleration Date”), and subject to compliance with applicable law, you will receive acceleration of vesting of the VeriSign stock options and restricted stock units (“RSU’s”) granted to you by the Company to the extent that such VeriSign stock options and RSU’s would have vested as of March 1, 2008 if you had remained employed by VeriSign through that date. For the purposes of this Agreement, “Effective Date” means the eighth day after you return the signed Agreement to VeriSign, provided you return the signed Agreement before the Acceptance Expiration Date and then do not revoke your acceptance of this Agreement during the Revocation Period (defined at Section 3.3 below). Exhibit A which is attached to and incorporated into this Agreement reflects all of your VeriSign stock options and RSU’s that will be vested as of the Acceleration Date. You will not have any right or interest in any VeriSign stock options or RSU’s other than what is specified in Exhibit A. Except as may be expressly modified by this Agreement, all VeriSign stock options and RSU’s may be exercised only in accordane with the terms of the applicable stock option plans, notices of grant and stock option or RSU agreements.

2.3 Section 409A Cash Bonus. To compensate you for your election in 2006 to increase the exercise price of certain of your VeriSign stock options, which was done to cure the unfavorable tax consequences to you under Section 409A of the Internal Revenue Code (the “Code”) as well as to reimburse you for 409A taxes on your 2006 exercises of Affected Options plus provide you a gross up factor, VeriSign will pay you a cash bonus (the “409A Cash Bonus”) equal to a total of $234,941 no later than January 15, 2008. The term “Affected Options” refers to stock options that were granted with an exercise price per share that was less than the fair market value per share on the date of grant and which are considered “deferred compensation” under the Code subject to adverse tax consequences under Section 409A.

2.4 Business Expense Reimbursements. All valid expense reports that are properly submitted within thirty (30) days of the Termination Date will be paid on the regular expense reimbursement cycle subject to the terms and conditions of VeriSign’s business expense reimbursement policy.

2.5 Final Earned Payments. You will receive: (i) your final salary payment on or around the Termination Date along with (ii) payment for any Paid Time Off (“PTO”) that you may have accrued but not used as of the Termination Date (collectively the “Earned Payments”). You will receive any Earned Payments that you have earned regardless of whether you sign and return this Agreement. For the purpose of clarification, you will not receive any payments or benefits stated in this Agreement if you do not accept this Agreement as directed above, except for the Earned Payments which are described in this Section 2.5.

2.6 Full Payment. Except as provided for above, you shall not be entitled to any other or further compensation, remuneration, reimbursement payments, options, stock, or other equity issue of or from VeriSign. By executing this Agreement, you are acknowledging and agreeing that, once the above noted payments have been made, you will have received all payments from VeriSign for the work you have performed to date for VeriSign and acknowledge and agree that VeriSign does not owe you any more money, compensation or benefits for any hours you worked through the Termination Date.

3. Waiver of Claims. In consideration for the above benefits and other good and valuable consideration, the receipt and adequacy of which is hereby acknowledged, your signature below indicates your agreement as follows:

3.1 General Release. In keeping with our intent to allow for an amicable separation, and as part of our accord, and deeming this Agreement to be fair, reasonable, and equitable, and intending to be legally bound hereby, you agree to and hereby do, for yourself and for each of your heirs, executors, administrators and assigns, forever and irrevocably fully release and discharge VeriSign (including any subsidiary or affiliated entities, and all of their respective officers, directors, employees, agents, attorneys, representatives, shareholders, predecessors, successors, purchasers, assigns, and representatives) (collectively the “VeriSign Parties”) from any and all grievances, liens, suits, judgments, claims, demands, debts, defenses, actions or causes of action, obligations, damages, and liabilities whatsoever which you now have, have had, or may have, whether the same be known or unknown, at law, in equity, or mixed, in any way arising out of or relating in any way to any matter, act, occurrence, or transaction that occurred before or as of the Termination Date, including but not limited to your employment with VeriSign and your separation from VeriSign. This is a General Release. You expressly acknowledge that this General Release includes, but is not limited to, your release of any tort and contract claims, arbitration claims, claims under any local, state or federal law, wage and hour law, wage collection law or labor relations law, and any claims of discrimination on the basis of age, race, sex, sexual orientation, religion, disability, national origin, ancestry, citizenship, retaliation or any other claim of employment discrimination or retaliation, and any claims under the Civil Rights Acts of 1964 and 1991 as amended (42 U.S.C. §§ 2000e et seq.), the Age Discrimination In Employment Act (“ADEA”) (29 U.S.C. §§ 621 et seq.), Executive Order 11141, the Americans With Disabilities Act (42 U.S.C. §§ 12101 et seq.), the Rehabilitation Act of 1973 (29 U.S.C. §§ 701 et seq.), the Employee Retirement Income Security Act of 1974 as amended, 29 U.S.C. §1001 et seq., the Worker Adjustment and Retraining Notification Act, the Older Workers Benefit Protection Act, the Family and Medical Leave Act (29 U.S.C. §§ 2601 et seq.), the Fair Labor Standards Act (29 U.S.C. §§ 201 et seq.), the Equal Pay Act of 1963, 29 U.S.C. §206 and any other claim under any law prohibiting employment discrimination or relating to employment, including without limitation any applicable state law counterpart of any of the foregoing. This General Release includes, without limitation, your release of all claims for wrongful termination, constructive termination, violation of public policy, breach of any express or implied contract, breach of any implied covenant, fraud, intentional or negligent misrepresentation, emotional distress, defamation, slander or any other claims related to your relationship with any VeriSign Parties.

You acknowledge that the consideration given for this waiver and release Agreement is in addition to anything of value to which you were already entitled and is not an employment benefit. You acknowledge that the amounts to be paid by VeriSign under this Agreement are adequate consideration for your execution of this Agreement and for any and all outstanding obligations that may be owed to you by VeriSign.

You represent that you have no lawsuits, claims, or actions pending in your name, or on behalf of any other person or entity, against VeriSign or any VeriSign Party. You also represent that you do not intend to bring any claims on your own behalf or on behalf of any other person or entity against VeriSign or any other VeriSign Party. Notwithstanding the foregoing, nothing in this Agreement prevents you from participating in an investigation or proceeding initiated and conducted by the Equal Employment Opportunity Commission, provided that you agree to waive the right to receive any damages or other compensation that may be awarded in connection with any such proceeding.

You agree that you will not counsel or assist any attorneys or their clients in the presentation or prosecution of any disputes, differences, grievances, claims, charges, or complaints by any third party against VeriSign and/or any VeriSign Party, unless under a government agency request, subpoena or other court order to do so. You further agree both to immediately notify VeriSign upon receipt of any court order, subpoena, document or any legal discovery device that requests your involvement in any way in any legal matter concerning VeriSign or that seeks or might require the disclosure or production of the existence or terms of this Agreement, and to furnish, within three (3) business days of its receipt, a copy of such subpoena or legal discovery device to VeriSign.

You represent that you are not aware of any possible claims by you other than the claims that you have waived and released by this Agreement. You acknowledge that you have been advised of your right to consult with legal counsel and expressly agree to waive any rights you may have to any claims, whether the facts or basis for any cause of action are known or unknown as of the Effective Date of this Agreement, and acknowledge such waiver under any common law principle or statute which may govern waivers of such claims.

The only claim that this Agreement does not release is a claim to enforce this Agreement subject to the terms and conditions of this Agreement. You hereby promise that you will not pursue any claim that you have settled by this Agreement. You agree that if you break this promise, you will pay all of VeriSign’s costs and expenses (including reasonable attorneys’ fees) related to the defense of any claims. The preceding sentence is subject to an exception relating to claims pertaining to the Older Workers Benefits Protection Act and the ADEA.

You understand that this Agreement is not an admission of liability under any statute or otherwise by VeriSign, and that VeriSign does not admit but denies any violation of your legal rights.

3.2 Cooperation. You agree to make yourself available upon reasonable notice from VeriSign or its attorneys to provide testimony through declarations, affidavits, depositions or at a hearing or trial, and to work with VeriSign in preparation for such event, and to cooperate with any other reasonable request by VeriSign in connection with the defense or prosecution of any lawsuit to which any VeriSign Party is a party currently pending or filed after the Termination Date. If VeriSign so requests your cooperation in connection with any legal matter then VeriSign agrees to pay for any reasonable expenses, such as economy class airfare or lodging, that you incur in connection with assisting VeriSign, provided you notify VeriSign in advance of what your reasonable expenses are expected to be and receive prior written approval from VeriSign for such expenses.

3.3 OWBPA Notice. In accordance with the Older Workers Benefit Protection Act, you acknowledge that you are waiving and releasing any rights you may have under the Age Discrimination in Employment Act and that this waiver and release are knowing and voluntary. You further acknowledge that: (i) this Agreement is written in a manner that is understandable to you; (ii) the waiver and release of claims under the ADEA contained in this Agreement does not cover rights or claims that may arise after the date on which you sign this Agreement; (iii) this Agreement provides for consideration in addition to anything of value to which you are already entitled; (iv) you are advised that you may consult with an attorney prior to executing this Agreement; (v) you have been granted at least twenty-one (21)

days after being presented with this Agreement to decide whether or not to sign it and that if you sign this Agreement before the expiration of such period you do so voluntarily after having had the opportunity to consult with an attorney and hereby waive the remainder of the twenty-one (21) day period; (vi) any changes to this Agreement, whether material or immaterial, will not re-start the running of the twenty-one (21) day acceptance period; (vii) you have seven (7) calendar days following the date you return the signed Agreement (the “Revocation Period”) to revoke your acceptance of this Agreement; (viii) this Agreement will not be effective until the Revocation Period has expired.

If, during the Revocation Period, you decide that you would like to revoke your acceptance of this Agreement then revocation must be made by delivering written notice of your revocation to Senior Vice President of Human Resources, 487 E. Middlefield Road, Mountain View, CA 94043, and must be received no later than the seventh day after you return the signed Agreement.

4. Ongoing Confidentiality Obligations. You agree to keep confidential and not to use any trade secret, confidential business or proprietary information which you acquired during your employment with VeriSign or any entity that has been acquired by VeriSign, including, but not limited to, any business, marketing, finance, legal, personnel, technical, or sales information, plans, or strategies of VeriSign, any VeriSign subsidiary or any of their respective customers. This is intended to cover any information of a nature not normally disclosed by VeriSign to the general public. You agree that every term of this Agreement shall be treated by you as strictly confidential, and expressly covenant not to display, publish, disseminate, or disclose the terms of this Agreement to any person or entity other than your legal or tax advisors and you agree to instruct them to keep the terms of this Agreement confidential.

5. Transition. You will remain an at-will employee of VeriSign until the Termination Date, unless you resign before that time. You agree that from the date you receive this Agreement through the Termination Date you will cooperate in performing work related tasks that may be reasonably requested of you by VeriSign and you acknowledge that, in its discretion, VeriSign may relieve you from performing all work related tasks even before the Termination Date. You acknowledge that if, before the Termination Date, you refuse to perform work related tasks as reasonably requested by VeriSign, engage in any misconduct in connection with your employment or disrupt VeriSign’s business or operations in any way then, in its discretion, VeriSign may decide that this Agreement will be null and void and you will not be eligible for any of the benefits or payments described in this Agreement.

6. Return Of Company Property. You agree to return to VeriSign either on the Termination Date or on any earlier date specified by VeriSign any and all property of VeriSign, including any files and any documents prepared for or by VeriSign, your computer, your ID badge and any other property or equipment issued to you by VeriSign, except that, at your own expense, you will be permitted to retain the mobile telephone and mobile telephone number that was issued to you by VeriSign. VeriSign will return your laptop computer to you for you to keep permanently after the VeriSign Information Technology Department has deleted all confidential and proprietary VeriSign information from it.

7. Non-solicitation.

7.1 Nonsolicitation of Employees and Consultants. During the term of your employment with VeriSign and for twelve (12) months after the Termination Date, you agree that you will not directly or indirectly solicit, encourage or induce, or attempt to solicit, encourage or induce, any employee or consultant of a VeriSign Company to terminate his/her employment or consulting relationship with such VeriSign Company or to join you working in any capacity for another company or entity.

7.2 Nonsolicitation of Customers. For twelve (12) months after the Termination Date, you agree that you will not directly or indirectly:

(i) contact or solicit business from any customer (including any prospective customer) of any VeriSign Company for the purpose of attempting to sell, license or otherwise provide to such customer (or prospective customer) any Restricted Products or Services (defined below); or

(ii) interfere or attempt to interfere with the relationship or prospective relationship of any VeriSign Company with any person or entity that is or is expected to become a customer of a VeriSign Company.

For the purposes of this Agreement, “Restricted Products or Services” means any product or service that is substantially similar to or competes with any product or service that any VeriSign Company was developing, providing, selling, licensing, marketing or distributing to customers or potential customers as of the Termination Date.

8. Employee Acknowledgement. You acknowledge that VeriSign’s agreement to pay you the amounts stated in this Agreement is contingent upon your agreement to comply with your obligations under this Agreement. You further agree that if it is determined by a court of competent jurisdiction that you have breached any term of this Agreement in any significant respect, then the Company may: (i) require that you repay to VeriSign any payment made to you pursuant to this Agreement and that you pay to the Company all gains received by you from the exercise of stock options and restricted stock units the vesting of which was accelerated pursuant to Section 2.2 above; and (ii) may refuse to make any further payments to you that otherwise would be made to you under this Agreement or to permit you to exercise unexercised stock options and restricted stock units the vesting of which was accelerated pursuant to Section 2.2 above. You agree that the restrictions imposed upon you in this Agreement are as narrow in scope as is consistent with the protection of the Company’s legitimate interest in the protection of its confidential information and proprietary information and trade secrets

9. No Public Statements / Nondisparagement. You agree to refrain from making any derogatory or disparaging remarks, statements or communications about VeriSign or any VeriSign Party. You further agree that you will not make any public statement about VeriSign or any other VeriSign Party without the advance written approval of VeriSign’s Chief Executive Officer.

VeriSign agrees that neither the Chief Executive Officer of the Company, any member of the Board of Directors, any Executive Vice President of the Company nor any Senior Vice President who reports directly to the Chief Executive Officer of the Company shall make any derogatory, disparaging or defamatory remarks, statements or communications about you.

10. Taxes. All payments stated in this Agreement will be subject to applicable tax withholdings and other deductions. To the extent any taxes may be payable by you for the payments and benefits provided to you by this Agreement beyond those withheld by the Company, you agree to pay them yourself and to indemnify and hold the Company and other persons and entities released by this Agreement harmless for any tax claims or penalties, and associated attorneys’ fees and costs resulting from any failure by you to make required payments.

11. General.

11.1 Construction. The subject headings in this Agreement are for convenience purposes only and do not affect the interpretation of this Agreement. It is agreed that any legal rule to the effect that ambiguities ought to be resolved against the drafting party shall not apply to any interpretation of this Agreement.

11.2 Severability. Should any provision of this Agreement be declared or determined by a court of competent jurisdiction to be invalid or otherwise unenforceable, the remaining parts, terms and provisions shall continue to be valid, legal and enforceable, and will be performed and enforced to the fullest extent permitted by law.

11.3 Counterparts. This Agreement may be executed in counterparts, and each counterpart shall have the same force and effect as an original and shall constitute an effective binding agreement on the part of each of the undersigned, provided it is signed and returned in accordance with the directions specified above. This Agreement may be signed via facsimile.

11.4 Amendments. No changes to this Agreement will be valid unless the change is in writing, is signed by both you and the Senior Vice President of VeriSign’s Human Resources Department and specifically states that it is amending this Agreement.

11.5. Governing Law. All disputes arising under this Agreement and all questions concerning the construction, validity and interpretation of this Agreement will be governed by the laws of the Commonwealth of Virginia, without regard to the principles of conflicts of laws thereof. The state and federal courts in Fairfax county Virginia shall have exclusive jurisdiction over any disputes arising under this Agreement.

11.6 Notices. All notices, demands or other communications regarding this Agreement shall be in writing and shall be sufficiently given if either personally delivered or sent by overnight courier, addresses as follows:

(a) If to the Company:

VeriSign, Inc.

Attention: General Counsel

21351 Ridgetop Circle

Dulles, Virginia 20166

(b) If to you to:

Attention: Mark McLaughlin

11.7 Entire Agreement. You agree that this Agreement contains the entire agreement between you and VeriSign and supersedes all prior or contemporaneous agreements or understandings between you and VeriSign, or any entity that has been acquired by VeriSign, on the subject matters of this Agreement, except this Agreement does not supersede: (i) any portion of any agreement you may have entered into that provides greater protection to VeriSign’s confidential or proprietary information, or assigns ownership to VeriSign or any of its subsidiaries of inventions, developments, patents, trademarks, copyrights, trade secrets or any other intellectual property; (ii) any stock option plans or equity incentive plans or stock option agreements or restricted stock unit agreements; and (iii) the Indemnity Agreement dated as of August 26, 2007 entered into between you and VeriSign ((i) – (iii) collectively the “Surviving Agreements”). The Surviving Agreements will each remain in full force and effect in accordance with each of their respective specific terms and conditions.

11.8 Disclaimers. VeriSign will have no obligations to you under this Agreement if you do not sign and return it before the Acceptance Expiration Date as specified above or if you revoke your acceptance of this Agreement during the Revocation Period. You will forfeit your rights under this Agreement and you will not be eligible to receive any payment or benefit under this Agreement if you accept an offer of employment for any position within VeriSign or any of its subsidiaries at any time before a payment is issued to you under this Agreement.

Please read this Agreement carefully. Your signature below will indicate that you are entering into this Agreement freely and with a full understanding of its terms.

I thank you for your service to VeriSign and wish you the best of luck in your future endeavors. If you have any questions, or if there is anything that I can do to help you, please feel free to contact me.

Very truly yours,

/s/ Anne-Marie Law
Anne-Marie Law SVP Human Resources

I, Mark McLaughlin, HAVE READ AND UNDERSTAND THIS AGREEMENT, AND I ENTER INTO IT VOLUNTARILY, WITH FULL KNOWLEDGE OF ITS EFFECT. I UNDERSTAND THAT ALL REFERENCES IN THIS AGREEMENT TO “YOU” ARE REFERENCES TO ME, MARK MCLAUGHLIN.

/s/ Mark D. McLaughlin	11/30/2007
Signature	Date

EXHIBIT A

Option Grants

The table below reflects the total number of options that will be vested after the equity acceleration described in the Agreement is implemented. All options listed in the “Unvested Options As Of Acceleration Date” column will be cancelled and revert to VeriSign as of the Termination Date. The table does not reflect how many options have been exercised nor does it reflect grants that were completely exercised or cancelled as of the day this Agreement was prepared.

Grant Date	Grant Number	Governing Plan	Total Options Granted	Accelerated Options	Vested Options As Of Acceleration Date	Unvested Options As Of Acceleration Date
9/26/03	21001048	2001 Plan	25,000	None	25,000	0
9/26/03	B1002086	2001 Plan	28,187	None	28,187	0
8/31/04	B1004072	2001 Plan	34,687	2,312	30,062	4,625
8/31/04	B1004399	2001 Plan	32,812	2,187	28,437	4,375
12/17/04	21004543	1998 Plan	25,000	1,562[1]	25,000[2]	0
8/2/05	21005414	1998 Plan	90,000	5,625[3]	90,000[4]	0
5/16/06	21008787	1998 Plan	40,000	2,500	17,500	22,500
8/1/06	21009184	2006 Plan	90,000	5,625	33,750	56,250
8/7/07	21009812	2006 Plan	88,118	None	0	88,118

[1]

These shares, along with all of the other shares in Option Grant #21004543, were accelerated by the VeriSign Board of Directors on December 29, 2005. However, at the time these shares were accelerated they remained subject to a no sale restriction. The no sale restriction will be removed from these 1,562 shares because such restriction would have been removed from 1,562 shares of this option grant between December 2, 2007 and March 1, 2008 if the employee had remained employed by VeriSign through March 1, 2008.

[2]

Although these options are vested, 6,250 of these options will continue to be subject to a no sale restriction as of the Acceleration Date. The no sale restriction was imposed by the VeriSign Board of Directors on December 29, 2005 at the time it accelerated the vesting of these options. Accordingly, the employee may purchase these options in accordance with the applicable stock option plan and stock option agreement, but he will be restricted from selling 6,250 of these options as of the Acceleration Date. Provided the employee purchases these vested options within the permissible period stated in the applicable option plan or option agreement, the no sale restriction on these options will be removed incrementally on the dates that these options would have vested if their vesting had not been accelerated.

[3]

These shares, along with all of the other shares in Option Grant #21005414, were accelerated by the VeriSign Board of Directors on December 29, 2005. However, at the time these shares were accelerated they remained subject to a no sale restriction. The no sale restriction will be removed from these 5,625 shares because such restriction would have been removed from 5,625 shares of this option grant between December 2, 2007 and March 1, 2008 if the employee had remained employed by VeriSign through March 1, 2008.

[4]

Although these options are vested, 33,750 of these options will continue to be subject to a no sale restriction as of the Acceleration Date. The no sale restriction was imposed by the VeriSign Board of Directors on December 29, 2005 at the time it accelerated the vesting of these options. Accordingly, the employee may purchase these options in accordance with the applicable stock option plan and stock option agreement, but he will be restricted from selling 33,750 of these options as of the Acceleration Date. Provided the employee purchases these vested options within the permissible period stated in the applicable option plan or option agreement, the no sale restriction on these options will be removed incrementally on the dates that these options would have vested if their vesting had not been accelerated.

Restricted Stock Unit And Restricted Stock Award Grants

The table below reflects the total number of restricted stock units (“RSU’s”) and restricted stock awards (“RSA’s”) that will be vested after the equity acceleration described in the Agreement is implemented. All RSU’s and RSA’s listed in the “Unvested RSU’s/RSA’s As Of Acceleration Date” column will be cancelled and revert to VeriSign as of the Termination Date.

Grant Date	Grant Number	Governing Plan	Total RSU’s or RSA’s Granted	Accelerated RSU’s/RSA’s	Vested RSU’s/RSA’s As Of Acceleration Date	Unvested RSU’s/RSA’s As Of Acceleration Date
8/2/05	U1000017	1998 Plan	10,000 RSA’s	None	3,000	7,000
5/16/06	U1000054	1998 Plan	4,200 RSU’s	None	1,050	3,150
8/1/06	U1000076	2006 Plan	10,000 RSU’s	None	2,500	7,500
8/7/07	U1004172	2006 Plan	61,882 RSU’s	None	0	61,882